Exhibit 10.61

Jacobs Engineering Group Inc. 155 North Lake Avenue Pasadena, CA 91101 USA 1.626.578.3500 Fax 1.626.578.6988

December 2, 2015

Mr. Robert V. Pradaga

1 Fairhill Circle

Radnor, PA 19087

Dear Bob:

I am pleased to offer you the position of a line of business President at Jacobs Engineering Group Inc. (“Jacobs”).  In this position, you will report directly to me as President and Chief Executive Officer and you will be a member of the Executive Leadership Team. This offer of employment is conditioned upon your acceptance of the terms and conditions outlined in this letter and the attached Employee Acceptance Statement.

Your start date, and the effective date of your hire, will be a mutually agreed date on or before February 1, 2016.

This offer includes the following elements:

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An annual base salary of $675,000.  Your base salary and other elements of your compensation are determined at the discretion of the Human Resource and Compensation Committee of the Board (the “Compensation Committee”) and will be reviewed annually.

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Participation in Jacobs’ Incentive Bonus Plan for full-year fiscal year 2016 (provided you start your employment on or before February 1, 2016) and future fiscal years in which you remain employed, with a bonus target of 100% of your base salary.  Annual bonuses are subject to performance and other requirements as described in the terms and conditions of the plan.

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A fiscal year (“FY”) 2016 equity award with a grant value of $1,300,000 delivered in the form of 20% stock options, 20% restricted stock awards (“RSAs”) and 60% performance share units (“PSUs”).  The FY 2016 stock options and RSAs will vest at a rate of 25% on each of first 4 anniversaries of your start date, subject to your continued employment on each vesting date.  The FY 2016 PSUs will vest based on the same three year Earnings Per Share growth vesting criteria and performance period as PSUs generally granted to Jacobs’ senior executives in November 2015. This award will be granted as of your hire date.

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An annual equity award for future years in which you remain employed, in an amount, and in a form, determined by the Compensation Committee, commensurate with your position as line of business President. Equity awards are typically granted annually in November.  All such equity awards are subject to the terms and conditions of the 1999 Jacobs Engineering Group Inc. Stock Incentive Plan (as it may be amended from time to time, or any plan adopted by Jacobs in replacement thereof), and subject to approval of the Compensation Committee.

Exhibit 10.61

Robert V. Pragada

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A cash bonus of $850,000 to make up for the forfeiture of unvested awards you left behind at your prior employer in order to accept this offer. The first payment of $500,000 will be made within 15 days of your start date.  The second and final payment of $350,000 will be made following the first anniversary of your start date.

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If you resign from Jacobs without “Good Reason” or are discharged by Jacobs for “Cause” (each as defined below), in each case within two years following your start date, you shall reimburse Jacobs the gross amount of such payment.

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An equity grant of $1,000,000 of RSAs, which will vest at a rate of ¼ per year over four years on each of the first, second, third and fourth anniversaries of your start date, subject to your continued employment on each vesting date.  The purpose of this grant to is to make up for the forfeiture of unvested awards you left behind at your prior employer in order to accept this offer as well as a hiring incentive to join Jacobs.  Other specific details of this grant, including its terms and conditions, will be forwarded to you under separate cover after your start date.

•	Eligibility to participate in the Jacobs’ Executive Deferral Plan, subject to the terms and conditions of that plan.
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Paid time off (“PTO”) of 5 weeks annually.  PTO will accrue at a rate of 25 days (200 hours) per calendar year (in addition to the six US company paid holidays). PTO is subject to the conditions outlined in the Jacobs PTO policy.

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Healthcare benefits, which are effective the first of the month following your start date. Benefits coverage and plan options are described in the enclosed benefits brochure.  Should you have additional questions regarding benefits, please let me know.

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If you are discharged by Jacobs without Cause or you resign from Jacobs with Good Reason, in each case within one year following your start date, you will receive a lump sum payment equal to one-year’s base salary, paid no later than 30 days following your termination; subject to any delay in payment required in order to avoid the imposition of tax penalties on you pursuant to Code Section 409A.

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“Cause” in this letter means: (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional damage to the Company’s assets; (iii)  intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty or of your contractual obligations; (iv) intentional breach of any of the Company’s written policies, including its confidentiality policy; (v) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness); (vi) failure by you to cooperate in any investigation of Jacobs by any governmental or self-regulatory authority, or in any internal investigation; or (vii) willful conduct by you that is demonstrably and materially injurious to Jacobs, monetarily or otherwise.For purposes of this paragraph, and act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of Jacobs. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”. “Cause” includes any of the above grounds for dismissal regardless of whether Jacobs learns of the existence of such grounds before or after terminating your employment.

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“Good Reason” in this letter has the Internal Revenue Code (“Code”) Section 409A “safe harbor” definition, as described in Treasury Regulation Section 1.409A-1(n)(2)(ii).  A resignation will not be considered for Good Reason unless it actually occurs not more than ninety (90) days following the initial existence of one or more of the applicable Good Reason conditions arising without your consent, and then only if you provide notice to Jacobs of the initial existence of such a condition, which describes such condition in detail, no less than ninety (90) days after the initial existence of the condition, and Jacobs does not remedy the condition within the thirty (30) days following its receipt of such notice.

Exhibit 10.61

Robert V. Pragada

Other Considerations:

•	All of your compensation will be subject to applicable income tax, employment tax and other withholding.
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This letter shall be construed in accordance with the internal laws of the State of Pennsylvania, without regard to the conflict of law provisions of any state which would provide for the application of the laws of any state other than Pennsylvania.

•	Your initial primary place of employment shall be the Jacobs office in Conshohocken, PA with future flexibility regarding your primary assignment location after 18 months.
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You represent and warrant to Jacobs that, as of your start date, you are not a party to any agreement, written or oral, containing any non-competition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform the position described in this letter, or any other position, with Jacobs or any of its affiliates (the “Representation”).

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It is intended that the payments and benefits provided under this letter shall comply with the provisions of Code Section 409A and the regulations relating thereto, or an exemption thereto, and this letter shall be interpreted accordingly.

•	This position is classified as exempt, with no eligibility for overtime.
•	Jacobs is an at will employer, meaning that either you or Jacobs may terminate the employment relationship at any time and for any reason, with or without notice.

To indicate your acceptance of this offer, please countersign and return this letter.  Additionally, your acceptance of this offer is contingent on your reviewing and signing the enclosed Employee Acceptance Statement, which notes Jacobs’ conditions of employment and your rights and responsibilities, and further contingent on the accuracy of the Representation.  Both signed documents should be returned to Lori.Sundberg@jacobs.com.

Drug screening information will be sent under separate cover.

Bob, we are very pleased at the prospect of you joining the Jacobs senior management team.

Sincerely,

On behalf of JACOBS,

/s/ Steven J. Demetriou	January 28, 2016
Steven J. Demetriou	Date
President and Chief Executive Officer

I hereby accept the terms and conditions of this offer letter:

/s/ Robert V. Pragada	December 10, 2015
Robert V. Pragada	Date

cc:	Linda Fayne Levinson, Chairman, Compensation Committee
Lori Sundberg, Senior Vice President, Global Human Resources

Exhibit 10.61

Robert V. Pragada

EMPLOYEE ACCEPTANCE STATEMENT

The following information addresses Jacobs’ employment requirements and your rights and responsibilities.  Jacobs is an employer at will; wherein, either party may conclude the employment relationship at any time for any reason or no reason.

Equal Employment Opportunity

Jacobs provides a workplace free of discrimination and harassment.  Our Equal Employment Opportunity and Affirmative Action Programs promote equality in the design and administration of personnel actions, such as recruitment, compensation, benefits, transfers and promotions, training, and social and recreational programs.  These activities shall be administered equitably without regard to race, color, religion, gender, age, national origin, disability, veteran status, or any other characteristic protected by law.  Any employee with questions or concerns about any type of discrimination in the workplace is encouraged to bring these issues to the attention of his/her immediate supervisor, the Human Resources Department, the Compliance Officer and/or the Integrity Hotline.  Employees can raise concerns and make reports without fear of reprisal.  Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action up to and including termination of employment.

Employment Eligibility

As a requirement of the U.S. Immigration Reform and Control Act of 1986, all employees hired to work in the United States must show evidence of employment eligibility and identity.  Employment is conditional upon your ability to verify your eligibility for employment with Jacobs in the United States.  Enclosed is a list of acceptable documents for I-9 purposes.  Please be prepared to comply with this requirement within three (3) business days of starting work by presenting either one document from List A OR one document each from List B and List C.  Should you require information regarding immigration questions, please contact me to discuss our procedures.

Drug-Free Workplace

You understand that in accordance with Jacobs’ policy, employment is conditional upon you passing a pre-employment drug screen. Lori Sundberg will work with you to make the necessary arrangements.

Confidentiality and Business Conduct

As a further condition of employment, on your first day of employment, you will be asked to read and sign a Confidentiality Agreement, read the Jacobs Corporate Policy concerning Business Conduct, and sign a Statement of Understanding and Compliance.

I hereby accept these terms and conditions of employment:

/s/ Robert V. Pragada	December 10, 2015
Robert V. Pragada	Date